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                     September 23, 2022

       Christopher C. Dewey
       Chief Executive Officer
       MedTech Acquisition Corporation
       48 Maple Avenue
       Greenwich, CT 06830

                                                        Re: MedTech Acquisition
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 3, 2022
                                                            File No. 001-39813

       Dear Mr. Dewey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David J. Matlin